(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors/Trustees

ING Variable Portfolios, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 25, 2008